                                                                      EXHIBIT 11

                       XCELLENET, INC. AND SUBSIDIARIES

               Computation of Earnings Per Share of Common Stock
           For the Three and Six Months Ended June 30, 1996 and 1995
                   (amounts in thousands, except per share)

                                                                   For the Three Months Ended    For the Six Months Ended
                                                                            June 30,                      June 30,
                                                                       --------------------        ---------------------
                                                                         1996        1995           1996          1995
                                                                       -------     -------         --------      -------
Weighted average number of common shares outstanding                    7,204        7,482            7,167       7,386

Add  - Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it
    applies to the computation of primary earnings per share              679        1,120              699       1,226
                                                                       -------      -------          -------     -------
Number of common and common equivalent shares outstanding               7,883        8,602            7,866       8,612

Add  - Additional shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it
    applies to the computation of fully diluted  earnings per share      --           --             --            --
                                                                       -------      -------          -------     -------
Number of common and common equivalent shares outstanding
  assuming full dilution                                                7,883        8,602            7,866       8,612
                                                                       =======      =======          =======     =======

Net income                                                               $363       $1,114           $1,229      $2,242
                                                                       =======      =======          =======     =======

Earnings per share:
    Primary                                                             $0.05        $0.13            $0.16       $0.26
                                                                       =======      =======          =======     =======
    Fully diluted                                                       $0.05        $0.13            $0.16       $0.26
                                                                       =======      =======          =======     =======

A single presentation of primary earnings per share is made on the Consolidated
   Statements of Operations because the effect of assuming full dilution is insignificant in each period presented.


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